Exhibit 23.7

Consent of Brian Morris
I hereby consent to the inclusion in this Annual Report on Form 10-K, which is being filed with the United States Securities and Exchange Commission, of references to my name, and:

(i)
the information prepared by me or under my supervision, and approved by me, that is of a scientific or technical nature relating to (a) the Midas mine subsequent to August 31, 2014, (b) the Fire Creek Mine subsequent to November 30, 2017, (c) the Hollister Mine subsequent to May 31, 2017, and (d) the True North mine subsequent to March 31, 2017 (collectively, the “Scientific and Technical Information”); and

(ii)
the information derived from the amended and restated technical report titled “Technical Report and Pre-Feasibility Study for the Hollister Underground Mine, Elko County, Nevada” dated August 9, 2017, with an effective date of May 31, 2017 (the “Technical Report”).

I also consent to the incorporation by reference in Klondex Mines Ltd.’s Registration Statement on Form S-8 (No. 333-215156), of references to my name, the Scientific and Technical Information approved by me, and the information derived from the Technical Report, which are included in the Annual Report on Form 10-K.

Dated: March 14, 2018
/s/ Brian W. Morris